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                                                                    Exhibit 99.3

                               SYBRON CORPORATION
                    1994 OUTSIDE DIRECTORS' STOCK OPTION PLAN

I. INTRODUCTION

         1.01 PURPOSE. This plan shall be known as the Sybron Corporation 1994 Outside Directors' Stock Option Plan (the "Plan"). The purpose of the Plan is to provide an incentive for Outside Directors of Sybron International Corporation to improve corporate performance on a long-term basis. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). If any provision of the Plan or any grant hereunder would disqualify the Plan or such grant under, or would not comply with, Rule 16b-3 (or any successor rule), such provision or grant shall be construed or deemed amended to conform to Rule 16b-3.

         1.02 EFFECTIVE DATE. The Plan first became effective on January 19, 1994, upon approval by the Company's stockholders at the Company's 1994 annual meeting.

II. PLAN DEFINITIONS

         2.01 DEFINITIONS. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

                  (a) "BOARD" shall mean the Board of Directors of the Company.

                  (b) "COMMITTEE" shall have the meaning ascribed to such term in Section 4.01 hereof.

                  (c) "COMPANY" shall mean Sybron International Corporation, a Wisconsin corporation, or any successor thereto as provided in Section
         6.07 hereof, and, as the context may require, Sybron Corporation, a Delaware corporation, the Company's predecessor prior to the Delaware-to-Wisconsin change of domicile merger effective January 31, 1994.

                  (d) "COMPANY STOCK" shall mean the Company's Common Stock, par value $0.01 per share, and such other stock and securities as may be substituted therefor pursuant to Section 3.02 hereof.

                  (e) "DIRECTOR" shall mean any individual who is a member of the Board.

                  (f) "FAIR MARKET VALUE" means the average of the highest and lowest quoted selling prices for the Company Stock on the relevant date, or (if there were no sales on such date) the weighted average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as reported in THE WALL STREET JOURNAL or a similar publication selected by the Committee.

                  (g) "GRANTEE" shall mean any person who has been granted an option under the Plan.


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                  (h) "OUTSIDE  DIRECTOR"  shall mean a Director who is not also an active full-time employee of the Company or a corporation in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

III. SHARES SUBJECT TO OPTION

         3.01 AVAILABLE SHARES. The total number of shares of Company Stock that may be issued under the Plan shall not exceed One Hundred Thousand (100,000) shares. Shares subject to and not issued under an option which expires, terminates, or is cancelled for any reason under the Plan shall again become available for granting of options.

         3.02 CHANGES IN COMMON STOCK. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be granted under the Plan shall be proportionately and appropriately adjusted and the number and kind of shares then subject to options under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV. ADMINISTRATION

         4.01 ADMINISTRATION BY THE COMMITTEE. The Plan shall be administered by the Compensation/Stock Option Committee (the "Committee") of the Board (or any successor committee) which shall have the power, subject to and within the limits of the express provisions of the Plan, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan. The Committee shall have no discretion as to the amount, price, timing or exercisability of any option granted under this Plan.

V. STOCK OPTIONS

         5.01 OPTION AGREEMENTS. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article V, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case. The holder of an option shall not have any rights as a stockholder with respect to the shares covered by an option until such shares have been delivered to him or her.

         5.02 OPTION GRANT SIZE AND GRANT DATE.

                  (a) AUTOMATIC GRANTS. Upon the first meeting of the Board following the Company's 1994, 1995, 1996, 1997 and 1998 annual meetings of stockholders, each person then serving the Company as an Outside Director shall automatically be granted a nonqualified stock option to purchase Three Thousand (3,000) shares, subject to adjustment under
         Section 3.02 hereof.

                  (b) SPECIAL RULE. If at any time there are not sufficient available shares under the Plan to grant each Outside Director an option to purchase the number of shares


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         provided  above,  each  Outside  Director  shall  receive  an option to purchase an equal number of the remaining available shares, determined by dividing the remaining available shares by the number of Outside Directors.

         5.03 EXERCISE PRICE. The price at which each share of Company Stock covered by an option may be purchased shall be one hundred percent (100%) of the Fair Market Value of the Company Stock on the date the option is granted.

         5.04 PERIOD FOR EXERCISE OF OPTIONS. Each stock option granted under this Plan shall become exercisable six months from the date of grant, regardless of whether the Grantee is still a Director on such date. All rights to exercise an option shall terminate upon the earlier of (a) ten (10) years from the date the option is granted, or (b) two (2) years from the date the Grantee ceases to be a Director.

         5.05 METHOD OF EXERCISE. Subject to Section 5.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the exercise price therefor. The exercise price may be paid in cash, by check, or by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder.

         5.06 LIMITATION ON PLAN AMENDMENTS. The option grants hereunder are intended to be formula awards for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). Accordingly, the provisions of this Article V may not be amended more than once every six months.

VI. GENERAL

         6.01 NONTRANSFERABILITY. No option granted under the Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution. During the Grantee's lifetime, options shall be exercisable only by the Grantee or by the Grantee's guardian or legal representative. In the event of the Grantee's death, the Grantee's beneficiary designated pursuant to Section 6.08 hereof or, in the absence of any such designation, the personal representative of the Grantee's estate or the person or persons to whom the option is transferred by will or the laws of descent and distribution may exercise the option in accordance with its terms.

         6.02 GENERAL RESTRICTION. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part


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unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

         6.03 EXPIRATION AND TERMINATION OF THE PLAN. Options may be granted under the Plan at any time and from time to time, prior to September 30, 1998, the date on which the Plan will expire, except as to options then outstanding under the Plan, which shall remain in effect until they have been exercised or have expired. The Plan may be abandoned or terminated at any time by the Board except with respect to any options then outstanding under the Plan.

         6.04 AMENDMENT MODIFICATION AND TERMINATION. With approval of the Board, at any time and from time to time, the Committee may terminate, amend, or modify the Plan. However, no such amendment, modification, or termination of the Plan may be made without the approval of the stockholders of the Company, if such approval is required by the Internal Revenue Code of 1986, as amended, by the insider trading rules of Section 16 of the Securities Exchange Act of 1934, by any national securities exchange or system on which the Company Stock is then listed or reported, or by a regulatory body having jurisdiction with respect thereto. No termination, amendment, or modification of the Plan shall in any material manner adversely affect any option previously granted under the Plan, without the written consent of the Grantee holding such option.

         6.05 WITHHOLDING TAXES.

                  (a) The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan.

                  (b) With respect to tax withholding which may be required upon the exercise of options, Grantees may elect, subject to the approval of the Committee, to satisfy such withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined, equal to the minimum marginal total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Grantee, and comply with the applicable requirement set forth in (c) below.

                  (c) The Grantee must either:

                           (i) Deliver written notice of the stock withholding election to the Committee at least six (6) months prior to the date specified by the Grantee on which the exercise of the option is to occur; or

                           (ii)  Make  the   stock   withholding   election   in
                           connection with an exercise of an option which occurs during a Window Period.

                  For this purpose, "Window Period" means the period beginning on the third (3rd) business day following the date of public release of the Company's quarterly sales and earnings information, and ending on the twelfth (12th) business day following such date.


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         6.06  CONSTRUCTION.  Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the state of the Company's incorporation.

         6.07 SUCCESSORS. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

         6.08 BENEFICIARY DESIGNATION. Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) who shall be entitled to exercise his or her options in accordance with their terms in the event of his or her death before he or she exercises all of his or her outstanding options. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Human Resources Department of the Company during the Grantee's lifetime.


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